UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material Pursuant to § 240.14a-12

Pioneer Natural Resources Company
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐    Fee paid previously with preliminary materials.

☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 25, 2023
at 8:00 a.m. Central Time

This is a supplement, dated April 26, 2023, to the proxy statement, dated April 13, 2023, for the 2023 Annual Meeting of Stockholders (the "Annual Meeting") of Pioneer Natural Resources Company ("Pioneer" or the "Company"). This supplement updates the proxy statement for certain developments that occurred after the date of the proxy statement.
Other than as set forth below, the proxy statement is unchanged from the one made available to stockholders on or about April 13, 2023, and filed with the Securities and Exchange Commission on April 13, 2023. This proxy statement supplement does not change the proposals to be acted on at the Annual Meeting. If you have already voted and you do not wish to change your vote, you do not need to take any action.
On April 21, 2023, Scott D. Sheffield, Chief Executive Officer (the "CEO") of the Company, informed the Board of Directors (the "Board") of the Company that he intends to retire as the Company's CEO, effective end of day on December 31, 2023 (the "Transition Date"). Following his retirement as the Company's CEO on the Transition Date, Mr. Sheffield will remain with the Company in his capacity as a member of the Board (should he be elected at the Annual Meeting), will be compensated as a non-employee director while he remains on the Board, and will no longer be entitled to any compensation as an employee or officer of the Company.
On April 21, 2023, the Board unanimously approved a succession plan under which Richard P. Dealy, age 57, will succeed Mr. Sheffield as the Company's CEO, effective as of January 1, 2024. Mr. Dealy has served as the Company's President and Chief Operating Officer since January 2021 and previously served as the Company's Executive Vice President and Chief Financial Officer from November 2004 through December 2020. Mr. Dealy has held previous leadership positions throughout the Company during his more than 30 years of tenure at the Company, including as a director of the general partner of Pioneer Southwest Energy Partners, a publicly traded Master Limited Partnership from 2007 to its acquisition in 2013. He is also a Certified Public Accountant.
Voting
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote: by Internet at www.proxyvote.com until May 24, 2023; by telephone at 1-800-690-6903; by completing and mailing your proxy card before May 25, 2023; or by Internet during the Annual Meeting at www.virtualshareholdermeeting.com/PXD2023.
If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2023:
The proxy statement, this proxy supplement, the proxy card and our 2022 Annual Report on Form 10-K are available for viewing, printing and downloading at www.proxyvote.com.